Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 88 to the Registration Statement on Form N-1A of Fidelity Oxford Street Trust: Fidelity Series Commodity Strategy Fund of our report dated September 20, 2017; and Fidelity Commodity Strategy Fund of our report dated September 21, 2017, relating to the financial statements and financial highlights included in the July 31, 2017 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts September 22, 2017